Press Release
DEWALT Plans Entry Into Pneumatic Fastening Tool Category




BALTIMORE, March 2001--DEWALT will enter the pneumatic fastening product category in the second half of the year when it launches a series of framing, finish, and brad nailing tools.

Based on extensive research and feedback from nailer users, DEWALT's nailers will have several technical advances that increase productivity and improve upon competitors' models currently on the market. The company has filed several design and utility patent applications related to these advances and expects to file more in the future.

In addition, DEWALT plans to strengthen its position in the category by continuing to develop complementary construction fastening tools. The company expects its pneumatic fastening tools to contribute significantly to sales and earnings in 2001 and beyond.

Based in Baltimore, MD, DEWALT manufactures and markets high performance industrial power tools and accessories for residential and industrial construction, professional remodeling and woodworking applications. For more information on the full line of DEWALT high performance tools and accessories, contact DEWALT Industrial Tool Co. at 701 E. Joppa Road, TW425, Baltimore, MD 21286; phone toll-free at 1-800-4-DEWALT (1-800-433-9258) or visit us at www.dewalt.com.